EXHIBIT 8.1


                                                               December 17, 2004


Globix Corporation
139 Centre Street
New York, New York 10013

Dear Ladies and Gentlemen:

         We have acted as tax counsel to Globix Corporation, a Delaware corporation ("Globix"), in connection with (i) the Merger, as defined and described in the Agreement and Plan of Merger, dated as of July 19, 2004, as amended by the First Amendment to Agreement and Plan of Merger, dated as of October 8, 2004 (as amended, the "Merger Agreement"), by and among Globix and NEON Communications, Inc., a Delaware corporation, and (ii) the preparation and filing of the Registration Statement with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), on December 9, 2004, which includes the proxy statement of NEON Communications, Inc. and the prospectus of Globix (the "Proxy Statement/Prospectus"), including the discussion set forth in the Proxy Statement/Prospectus under the heading "Material Federal United States Income Tax Consequences". At your request and pursuant to Section 6.2(c) of the Merger Agreement, we are rendering our opinion concerning certain United States federal income tax consequences of the Merger. Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to it in the Merger Agreement.

         In connection with this opinion, we have examined the Merger Agreement, the Proxy Statement/Prospectus, and such other documents and corporate records as we have deemed necessary or appropriate in order to enable us to render the opinion below. We have relied, with the consent of Globix and the consent of NEON Communications, Inc., upon statements, representations, and covenants made by Globix and NEON Communications, Inc., including representations and covenants made to us by Globix (on behalf of itself and Cornerstone Merger Corp., a corporation to be formed under the law of Delaware as a wholly-owned subsidiary of Globix) and NEON Communications, Inc. in their respective certificates dated as of the date hereof and delivered to us for purposes of this opinion, and have assumed that such statements and representations are true and complete without regard to any qualifications as to knowledge and belief. For purposes of this opinion, we have assumed (i) the validity and accuracy of the documents and corporate records that we have examined and the facts and representations concerning the Merger that have come to our attention during our engagement,
(ii) that the Merger will be consummated in the manner described in the Merger Agreement and the Proxy Statement/Prospectus, and (iii) the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents.

Globix Corporation
December 17, 2004
Page 2


         In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Department regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service (the "IRS"), and such other authorities as we have considered relevant. It should be noted that statutes, regulations, judicial decisions, and administrative interpretations are subject to change at any time (possibly with retroactive effect). A change in the authorities or in the accuracy or completeness of any of the information, documents, corporate records, covenants, statements, representations, or assumptions on which our opinion is based could affect our conclusions. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any changes (including changes that have retroactive effect) (i) in applicable law or (ii) in any fact, information, document, representation, corporate record, covenant, statement, or assumption stated or referred to herein that becomes untrue, incorrect, or incomplete.

         Subject to the assumptions and qualifications set forth above, we are of the opinion that the description of the United States federal income tax consequences appearing under the heading "Material United States Federal Income Tax Consequences" in the Proxy Statement/Prospectus accurately describes the material United States federal income tax consequences of the Merger under existing law, subject to the limitations, conditions, qualifications, assumptions and reliance described therein.

         The foregoing opinion does not address all of the United States federal income tax consequences of the Merger. We express no opinion as to the United States federal, state, local, foreign, or other tax consequences, other than as set forth herein. Further, there can be no assurances that the opinion expressed herein will be accepted by the IRS or, if challenged, by a court.

         This letter is furnished to you solely for use in connection with the Merger, as described in the Merger Agreement and the Proxy Statement/Prospectus, and is not to be used, circulated, quoted, or otherwise referred to for any other purpose without our express written permission. We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Proxy Statement/Prospectus. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder.

                                             Sincerely,

                                             /s/ Day, Berry & Howard LLP

                                             By: Stephen Ziobrowski